Exhibit 10.9

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

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SEPARATION AGREEMENT

BY AND BETWEEN

OREXIGEN THERAPEUTICS, INC.

AND

TAKEDA PHARMACEUTICAL COMPANY LIMITED

DATED

MARCH 15, 2016

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SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is made and entered into as of March 15, 2016 (the “Effective Date”), by and between Orexigen Therapeutics, Inc., a Delaware corporation located at 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037, United States of America, and Takeda Pharmaceutical Company Limited, a Japanese corporation with a principal place of business at 1-1, Doshomachi 4-Chome Chuo-ku, Osaka 540-8645, Japan. As provided in Article 1, capitalized terms not otherwise defined herein have the meanings set forth in the “Collaboration Agreement” defined below.

RECITALS

WHEREAS, the Parties entered into that certain Collaboration Agreement dated as of September 1, 2010, as amended (the “Original Collaboration Agreement”) pursuant to which the Parties agreed to collaborate to continue the conduct of development and commercialization activities for Contrave®;

WHEREAS, the Parties entered into that certain Amended and Restated Collaboration Agreement dated as of July 31, 2015 (the “Collaboration Agreement”), to amend and restate the Original Collaboration Agreement, and the Parties simultaneously agreed to a mutual release of, among other things, any claims or potential claims related to a dispute between the Parties;

WHEREAS, the Parties have entered into certain other agreements, which set forth the Parties’ respective rights and obligations with respect to certain manufacturing, quality, pharmacovigilance and intellectual property activities related to Contrave®; and

WHEREAS, the Parties have agreed to: (i) terminate the Collaboration Agreement and certain other agreements at the end of the Transition Period, (ii) transfer certain Takeda rights and assets to Orexigen, and (iii) transition activities under the Collaboration Agreement from Takeda to Orexigen, in each case on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereto agree as follows:

AGREEMENT

1.	DEFINITIONS.

For purposes of this Agreement (including the preamble and recitals above), terms capitalized and not otherwise defined herein shall have the meanings set forth in the Collaboration Agreement. The following terms shall have the meanings set forth below or, if not listed below, the meaning designated in places throughout this Agreement. This Agreement shall control to the extent any conflict exists between any defined term used in this Agreement and any defined term used in the Collaboration Agreement.

1.1      “Agreement” has the meaning set forth in the preamble hereof.

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1.2         “[…***…] Warehouses” means the central warehouse and regional depots of […***…] that hold Clinical Trial materials related to the Product on behalf of Takeda. For the avoidance of doubt, the term “[…***…] Warehouses” does not include the Clinical Trial sites for the Product.

1.3        “Approved Drug” means any prescription drug that has been approved for marketing and sale in the Territory.

1.4        “Budget” means the budget for Takeda’s Third Party out-of-pocket costs and expenses for activities contemplated by the Plan during the Transition Period, set forth, together with the Plan, in Exhibit 1, as may be amended by written agreement of the Parties. The Budget does not include, or limit responsibility for, […***…].

1.5        “Calendar Quarter” means each period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.6        “Calendar Year” means each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.7        “Closing Date” means the date on which the consummation of the transactions contemplated by this Agreement takes place, which shall be no later than the third (3rd) Business Day after the expiration or termination of any waiting period under the HSR Act applicable to the transactions contemplated by this Agreement.

1.8        “Collaboration Agreement” has the meaning set forth in the recitals hereof.

1.9        “Committed Amount” has the meaning set forth in Section 3.6.3(ii).

1.10      “Common Interest Agreement” means collectively the Common Interest Agreement dated as of November 17, 2010 by and between the Parties, the Common Interest Agreement dated as of March 24, 2014 by and between the Parties and the Common Interest Memorandum dated as of September 24, 2014 by and between the Parties.

1.11      “Concession” has the meaning set forth in Section 3.5.

1.12      “Contrave® IND” means IND 68858, for the formulation of naltrexone hydrochloride and bupropion hydrochloride, including any amendments or correspondence thereto.

1.13      “Contrave® NDA” means NDA No. 200063, for the formulation of naltrexone hydrochloride and bupropion hydrochloride, formulated in an extended-release formulation, including any amendments or supplements thereto.

1.14      “CONVENE Study” means a cardiovascular outcomes study defined and identified as a post-marketing requirement in the Contrave® NDA approval letter dated 10 September 2014 (PMR 2778-5).

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1.15      “DDI PMR Study” means a drug-drug interaction study with metformin as defined and identified as a post-marketing requirement in the Contrave® NDA approval letter dated 10 September 2014 (PMR 2778-8).

1.16      “Effective Date” has the meaning set forth in the preamble hereof.

1.17      “Exchange Act” has the meaning set forth in Section 8.3.

1.18      “Existing Agreements” means collectively the Collaboration Agreement, the Manufacturing Services Agreement, the Quality Agreement, as amended as contemplated by Section 5.3, and the Pharmacovigilance Agreement, as amended as contemplated by Section 5.3.

1.19      “Financing” has the meaning set forth in Section 2.4.

1.20      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act, as amended.

1.21      “License Term” has the meaning set forth in Section 3.6.4(i).

1.22      “Licensed Trademarks” has the meaning set forth in Section 3.6.4(i).

1.23      “LSO” means last subject out.

1.24      “Materials” means information, written materials, data (including Clinical Trial data), results, documents (other than agreements), reports, presentations, plans, records, accounts, or notes, in each case relating to Products or activities relating to Products as contemplated by this Agreement or any of the Existing Agreements. For the avoidance of doubt, Materials do not include agreements with Third Parties.

1.25      “Mutual Release Agreement” means the Mutual Release Agreement dated as of July 31, 2015 by and between the Parties.

1.26      “Orexigen Net Sales” means, with respect to a particular time period, the total amounts invoiced to Third Parties by Orexigen, its Affiliates or Sublicensees for sale or other distribution of Contrave® made during such time period to Third Parties in the Territory, less the following deductions to the extent actually allowed or incurred with respect to such sales:

(a)      sales returns and allowances, including trade, quantity and cash discounts and any other adjustments, including those granted on account of price adjustments, billing errors, bad debt expense (i.e., non-payment on an account receivable) not to exceed an amount equal to three percent (3%) of such total amounts invoiced, rebates, chargebacks, fees, reimbursements or similar payments actually granted or given to wholesalers or other distributors, buying groups, healthcare insurance carriers or other institutions, federal, state, or local government and the agencies, and reimbursers of managed health organizations;

(b)      credits or allowances actually granted upon damaged goods, rejections, or returns of Contrave®, including in connection with recalls;

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(c)      freight, postage, shipping, transportation, and insurance charges actually allowed or paid for delivery of Contrave®, to the extent billed; and

(d)      taxes (other than income or withholding taxes), duties, tariffs, or other governmental charges levied on the sale of Contrave® to the extent billed, including value-added taxes and annual fees paid pursuant to the U.S. Affordable Care Act, dated March 23, 2010 (as amended), net of all reimbursements and allowances.

Notwithstanding the foregoing, amounts billed by Orexigen, its Affiliates or Sublicensees for the sale of Contrave® among Orexigen, its Affiliates or Sublicensees for resale shall not be included in the computation of Orexigen Net Sales hereunder. Orexigen Net Sales shall be accounted for in accordance with GAAP or IFRS, as applicable. Orexigen Net Sales shall exclude any samples of Contrave® transferred or disposed of at no cost for promotional or educational purposes.

In the case of any Combination Product in the Territory, Orexigen Net Sales for such Combination Product in the Territory shall be calculated as follows:

(i)      If Contrave® and other clinically active ingredient(s) each are sold separately in the Territory, Orexigen Net Sales will be calculated by multiplying the total Orexigen Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the average invoice price in the Territory of Contrave® sold separately in the same formulation and dosage, and B is the sum of the average invoice prices in the Territory of such other clinically active ingredient(s) sold separately in the same formulation and dosage, during the applicable Post-Transition Calendar Year.

(ii)      If Contrave® is sold independently of the other clinically active ingredient(s) therein in the Territory, but the average invoice price of such other clinically active ingredient(s) cannot be determined, Orexigen Net Sales will be calculated by multiplying the total Orexigen Net Sales (as described above) of Contrave® by the fraction A/C where A is the average invoice price in the Territory of Contrave® sold independently and C is the average invoice price in the Territory of the entire Combination Product.

(iii)      If the other clinically active ingredient(s) are sold independently of the Product therein in the Territory, but the average invoice price of such Product cannot be determined, Orexigen Net Sales will be calculated by multiplying the total Orexigen Net Sales (as described above) of the Combination Product by the fraction (1-B/C), where B is the average invoice price in the Territory of such other clinically active ingredient(s) and C is the average invoice price in the Territory of the entire Combination Product.

1.27      “Original Collaboration Agreement” has the meaning set forth in the recitals hereof.

1.28      “Plan” means the plan for activities to be performed by Takeda during the Transition Period, set forth, together with the Budget, in Exhibit 1, as may be amended by written agreement of the Parties.

1.29      “Post-Transition Calendar Quarter” means each Calendar Quarter during each Post-Transition Calendar Year.

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1.30      “Post-Transition Calendar Year” means each Calendar Year that begins after the day the Terminating Agreements are terminated.

1.31      “Residual Information” means the ideas, know-how and techniques retained in the unaided memories of Takeda’s personnel who have had access to the Takeda Intellectual Property or Orexigen Intellectual Property in the course of the Collaboration or negotiation or performance of this Agreement, the Transition Services Agreement, the Collaboration Agreement or any other Existing Agreement.

1.32      “Study Completion” means the completion of database lock.

1.33      “Term” has the meaning set forth in Section 7.1.

1.34      “Terminating Agreements” means the Collaboration Agreement and the Manufacturing Services Agreement.

1.35      “Termination Date” means the earlier of (i) September 30, 2016 or (ii) the date of First Commercial Sale by Orexigen of the Contrave® in the Territory.

1.36      “TLG” means provision of tables, listings and graphs following Study Completion.

1.37      “Transition Period” means the period beginning on the Closing Date and ending on the earlier of (i) one hundred eighty (180) days thereafter, (ii) the Termination Date, or (iii) the effective date of Orexigen’s notice to terminate the Transition Period early pursuant to Section 2.2(i).

1.38      “Transition Period End Date” means the date of expiration or earlier termination of the Transition Period (as contemplated in Section 2.2(i) of this Agreement).

1.39      “Transitioned Activity” has the meaning set forth in Section 2.2.

1.40      “Transitioned Activity Effective Date” has the meaning set forth in Section 2.2.

1.41      “Transition Services Agreement” means that certain Transition Services Agreement, by and between the Parties, effective as of the Closing Date.

1.42      “TQT PMR Study” means a thorough QT analysis study as defined and identified as a post-marketing requirement in the Contrave® NDA approval letter dated 10 September 2014 (PMR 2778-4).

1.43      “Upfront Payment” has the meaning set forth in Section 4.1.

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2.	TERMINATION OF AGREEMENTS AND COLLABORATION AGREEMENT RIGHTS; TRANSITIONED ACTIVITIES.

2.1      Termination of Terminating Agreements.

Effective automatically upon the Transition Period End Date, the Terminating Agreements shall terminate, except as set forth in this Agreement. The Mutual Release Agreement, the Quality Agreement, as amended as contemplated by Section 5.3, the Pharmacovigilance Agreement, as amended as contemplated by Section 5.3, and the Common Interest Agreement shall stay in effect in accordance with their terms.

2.2      Early Termination Option.

During the Transition Period, upon forty-five (45) days prior written notice to Takeda, Orexigen may elect (i) to terminate the Transition Period prior to the expiration of the Transition Period as provided pursuant to clause (i) or (ii) in the definition of Transition Period, or (ii) to the extent reasonably practicable in light of which Parties are responsible for other related activities at the time, assume, prior to the end of the Transition Period, the right and responsibility to perform any remaining responsibility of, or activity or obligation performed by, Takeda pursuant to the Collaboration Agreement or the other Existing Agreements (each a “Transitioned Activity”). The effective date of transfer of any Transitioned Activity to Orexigen will be the day immediately following the end of the forty-five (45) day notice period or such other date agreed in writing by the Parties (the “Transitioned Activity Effective Date”). Unless agreed in writing by Takeda in its sole discretion, no such early termination or assumption will require Takeda to incur any new obligations, to exceed the Budget or to accelerate any of the activities or obligations Takeda is performing in accordance with the Collaboration Agreement, the other Existing Agreements or this Agreement. From and after the Transitioned Activity Effective Date for a Transitioned Activity, all of Takeda’s rights and obligations to perform such Transitioned Activity shall cease, except as expressly set forth in this Agreement, and Orexigen shall perform such Transitioned Activity. Orexigen shall use Commercially Reasonable Efforts to perform any Transitioned Activities upon which any of Takeda’s remaining responsibilities, activities or obligations under this Agreement, the Collaboration Agreement or the other Existing Agreements are dependent. Upon the Transitioned Activity Effective Date for any Transitioned Activity, any remaining portion of the Budget for such Transitioned Activity, whether or not such Transitioned Activity is identified specifically in the Budget or is a component of another activity that is specifically identified in the Budget (but only as to that portion allocable to the Transitioned Activity), shall be reduced to zero and shall not be allocated to another activity unless the Parties otherwise agree in writing.

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2.3      Termination of Commercialization Cost and Co-Promote Rights.

As of the Closing Date:

(i)      Section 3.2.3 of the Collaboration Agreement is hereby deleted and Orexigen […***…]; and

(ii)      all of Orexigen’s rights and options under Section 3.5 of the Collaboration Agreement shall terminate.

2.4      Waiver of Restrictions on Transfers and Liens.

Subject to the terms of this Section 2.4, Takeda hereby […***…]. Takeda reserves all of its license rights under the Collaboration Agreement in accordance with the terms thereof, subject to termination of the Collaboration Agreement in accordance with the terms of this Agreement.

3.	TRANSITION PERIOD ACTIVITIES.

3.1      Transition Period Activities.

3.1.1.    Transition Period Performance; Budget.    Except as otherwise provided in this Agreement or the Transition Services Agreement, during the Transition Period, each Party shall continue to have the rights and obligations set forth in the Collaboration Agreement and any other Existing Agreement, including, without limitation, performance by the Parties of activities contemplated by the Plan. Notwithstanding anything to the contrary contained in this Agreement or the Collaboration Agreement, Takeda shall have no obligation to perform any activity under the Plan, this Agreement, the Collaboration Agreement or any other Existing Agreement for which Takeda would incur Third Party out-of-pocket costs and expenses to the extent such performance would cause Takeda to exceed the Budget, unless the Parties otherwise agree in writing. For the avoidance of doubt, Takeda shall have no further obligation to incur any Commercialization Costs pursuant to the Collaboration Agreement. For the avoidance of doubt, the […***…] allocations within the Budget and Plan represent reasonable estimates by the Parties as of the Effective Date and are subject to change based on business conditions during the Transition Period, Committee decisions made pursuant to Section 3.2.1 hereof, and the other exercise of rights under this Agreement (including Sections 2.2 and 3.1.4 hereof).

3.1.2.    Delivery of Materials.    During the Transition Period, Takeda will make deliveries of Materials, including, without limitation, the items described on Exhibit 2 (other than Third Party agreements, which are subject to Section 3.5(c)), to Orexigen in accordance with and

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subject to the terms of this Agreement (including Sections 3.5 and 3.4.1 hereof), the Collaboration Agreement and any other Existing Agreement; provided that nothing herein shall limit Takeda’s obligation to deliver Materials consisting of Clinical Trial data relating to the Products, preclinical or non-clinical data relating to the Products, Regulatory Filings relating to Products, unpublished Collaboration Patents, and Materials relating directly to the prosecution, maintenance and enforcement of any Collaboration Patents, but excluding any internal analyses, projections, presentations, notes, memoranda or communications relating to any of the foregoing (including any analyses, projections, presentations, notes, memoranda or communications relating to any of the foregoing to or from Third Parties) that Takeda reasonably determines to be its Confidential Information. Deliveries of such Materials will be in the form Takeda currently maintains such Materials unless otherwise mutually agreed upon by the Parties.

3.1.3.    Assignment of Patents.    During the Transition Period, Takeda will assign to Orexigen any and all Collaboration Patents.

3.1.4.    Activity Delay.    During the Transition Period and to the extent reasonably practicable, any and all Development Post-Approval Activities, Commercialization activities, Commercial Packaging activities or Patent prosecution, maintenance or enforcement activities that are contemplated by the Collaboration Agreement, to the extent solely related to Contrave®, and that (i) prior to the Closing Date, were under Takeda’s control or to which Takeda is granted first rights regarding such activities, or final decision-making authority over Disputes regarding such activities pursuant to Section 5.7.3 of the Collaboration Agreement, and (ii) have not been initiated by Takeda prior to the Closing Date, shall, upon Orexigen’s written request, not be initiated by Takeda, be delayed by Takeda or (subject to Section 2.2) be transitioned from Takeda to Orexigen as soon as practicable; provided that Takeda shall notify Orexigen prior to (x) initiating any material activity that is not contemplated by the Budget and Plan and that would be reasonably expected to cause Orexigen to incur financial obligations for which Orexigen will be responsible following the Transition Period, or (y) entering into any contract or agreement that would be reasonably expected to cause Orexigen to incur financial or other obligations for which Orexigen will be responsible following the Transition Period. Unless agreed in writing by Takeda in its sole discretion, such request to not initiate, to delay or (subject to Section 2.2) to transition such activities shall not require Takeda to incur any new obligations, financial or otherwise, or to accelerate any of the activities or obligations Takeda is performing in accordance with the Collaboration Agreement, the other Existing Agreements or this Agreement. For the avoidance of doubt, if such activities are not initiated or are indefinitely delayed throughout the Transition Period, any remaining portion of the Budget for such activities, whether or not such activities are identified specifically in the Budget or are a component of another activity that is specifically identified in the Budget (but only as to that portion allocable to the Transitioned Activity), shall be reduced to zero and shall not be allocated to another activity unless the Parties otherwise agree in writing. During the Transition Period, each Party shall use good faith efforts to discuss such ongoing activities or the initiation of such activities through the JCC and JDC or working groups thereof. Notwithstanding anything to the contrary contained in this Agreement or the Transition Services Agreement, if Orexigen requests that Takeda terminate […***…] during the Transition Period, Takeda will terminate such […***…] and will have no obligation to restart such […***…].

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3.1.5.    Third-Party Contracts.    During the Transition Period, Takeda will not, without the prior written approval of Orexigen, (i) enter into any new Third Party contracts that relate to the marketing, sale, distribution or Commercialization of the Product, or (ii) amend any Third Party contracts to the extent they relate to the marketing, sale, distribution or Commercialization of the Product; provided, however, for the avoidance of doubt, nothing in this Section 3.1.5 shall limit Takeda’s right to […***…]. Subject to Takeda’s confidentiality obligations to Third Parties, Takeda will keep Orexigen reasonably informed regarding […***…].

3.1.6.    Post-Transition Period Obligations.    Upon the Transition Period End Date, all of the rights and obligations of each Party under the Terminating Agreements shall cease, except as expressly set forth in this Agreement. For the avoidance of doubt, except as may be required […***…]. For the avoidance of doubt, from and after the Transition Period End Date, (i) Takeda shall not, and shall not allow its Affiliates to, (a) accept orders for the purchase of a Product from Third Parties or (b) market, promote or make sales of Product to Third Parties in the Field in the Territory for its own account or for Orexigen’s account, and (ii) during […***…], Orexigen shall not, nor, to the extent permitted under applicable Laws, shall it allow its Affiliates or Sublicensees to, […***…].

3.2      Governance.

3.2.1.    Decision-Making Authority.    During the Transition Period, the Parties shall continue to oversee and govern the Collaboration in accordance with Article 5 of the Collaboration Agreement; provided that from and after the Closing Date, and notwithstanding the final sentence of Section 5.7.3 of the Collaboration Agreement, Orexigen shall have the final decision-making authority and the right to solely decide any Dispute, except that Orexigen’s right to make any final decision or solely decide any Dispute pursuant to Section 5.7.3 shall not include the ability to […***…]

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[…***…].

3.2.2.    Leadership.    From and after the Closing Date, Orexigen will have the sole right to designate the Chairperson of each Committee under Section 5.6.2 of the Collaboration Agreement.

3.3      Regulatory.

3.3.1.    Transfer of Contrave® Regulatory Filings.    Subject to receipt of the Upfront Payment, within […***…] following the Closing Date, Takeda will transfer the Contrave® NDA and Contrave® IND to Orexigen and execute and deliver any documents required by any Regulatory Authorities to effect such transfer. Takeda will also transfer to Orexigen, […***…], any and all other Regulatory Filings solely related to any Products, the Contrave® NDA or the Contrave® IND and execute and deliver any documents required by any Regulatory Authorities to effect such transfer, and upon Orexigen’s request, shall make available to Orexigen any other relevant information related to such Regulatory Filings. The Parties agree to cooperate to take any other actions required by any Regulatory Authorities in order to effect the transfer of the Contrave® NDA, Contrave® IND and all other Regulatory Filings described in the preceding sentence to Orexigen.

3.3.2.    Regulatory and Pharmacovigilance Activities After Transfer of Contrave® NDA.    Following the transfer of the Contrave® NDA to Orexigen pursuant to Section 3.3.1 of this Agreement and until the Transition Period End Date, each Party shall continue to have the same rights and obligations under Sections 3.4 and 3.6 of the Collaboration Agreement and under the other Existing Agreements as if Takeda were still the holder of the Contrave® NDA; provided that (i) unless otherwise agreed by the Parties, Orexigen shall be responsible for preparing, filing, maintaining and owning all Regulatory Filings and related submissions with respect to the Product in the Territory (once such Regulatory Filings are transferred to Orexigen pursuant to Section 3.3.1 of this Agreement), communicating with all Regulatory Authorities in the Territory and overseeing all pharmacovigilance and post-marketing requirements and commitments relating to the Product, and (ii) Takeda shall have no obligation to incur any costs or expenses for performance of such regulatory activities that would cause Takeda to exceed the Budget for regulatory responsibilities, or to take any action that would be prohibited by applicable Law as a result of the transfer of the Contrave® NDA to Orexigen. During the Transition Period, Orexigen shall provide Takeda with reasonable advance notice of any scheduled meeting with any Regulatory Authority relating to the Product or Regulatory Approval, and Takeda shall have the right to have […***…] attend and participate in any such meetings; provided, however, Orexigen will retain the lead role and responsibility in any such meetings. To the extent Takeda does not attend or participate in any such meetings, during the Transition Period, and at Takeda’s written request, Orexigen shall provide Takeda with a summary of such meetings and the applicable meeting minutes and reports. If Orexigen requests that an appropriate Takeda representative attend a discussion or meeting with a Regulatory Authority regarding the Products in the Indications in the Territory, Takeda will use Commercially Reasonable Efforts to arrange for such individual(s) to participate in such discussions or meetings.

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3.3.3.    Field Actions and Recalls.    During the Transition Period, the Parties shall continue to have the same rights and responsibilities under Section 3.7 of the Collaboration Agreement; provided that from and after the Closing Date, (i) Orexigen shall have the right and responsibility to control and conduct all activities relating to any product recall, field correction, or withdrawal of any Product in the Territory that is required by Regulatory Authorities in the Territory after the Closing Date, with the allocation of expenses incurred in connection with such recall between the Parties as set forth in the Existing Agreements, and (ii) Orexigen shall have the right, at its discretion, to control and conduct all activities relating to any product recall, field correction, or withdrawal of any Product in the Territory that is not so required by Regulatory Authorities in the Territory after the Closing Date, with the allocation of expenses incurred in connection with such recall between the Parties as set forth in the Existing Agreements. For the avoidance of doubt, Takeda will continue to control and conduct all activities relating to any product recall, field correction, or withdrawal of any Product in the Territory that was initiated and managed by Takeda prior to the Closing Date, with the allocation of expenses incurred in connection with such recall between the Parties as set forth in the Existing Agreements, and will provide Orexigen reasonable notice of, and copies of any written materials or communications with Third Parties (excluding counsel) related to, any activities related to such product recalls, field corrections or withdrawals. During the Transition Period and in accordance with the allocation of expenses set forth in the Existing Agreements, Takeda will (y) provide Orexigen with assistance with any field action or recall and (z) complete any field actions open as of the Closing Date, or, to the extent such field actions cannot be completed prior to the expiration or termination of the Transition Period, (1) transition such field actions to Orexigen prior to the Transition Period End Date, or (2) provide support of such field actions pursuant to the Transition Services Agreement.

3.4      Patent and IP Management.

3.4.1.    Intellectual Property.    During the Transition Period, each Party shall continue to have the same rights and responsibilities under Article 9 of the Collaboration Agreement; provided that from and after the Closing Date and in accordance with Section 3.2.1 of this Agreement, Orexigen shall have the final decision-making authority and control over any filing, prosecution, maintenance and enforcement activities under Sections 9.2 through 9.6 of the Collaboration Agreement, including enforcement activities under Section 9.3.2 of the Collaboration Agreement with respect to Takeda Pharmaceutical Company Limited et al. v. Actavis Laboratories FL, Inc., 1:15-cv-00451-RGA. For the avoidance of doubt, during the Transition Period, Takeda will pay all costs and expenses with respect to such enforcement activities; provided that Takeda shall have no obligation to incur any such costs and expenses for performance of such enforcement activities that would exceed the Budget for enforcement activities. From and after the Closing Date, Orexigen shall have the first right, but not an obligation, to bring any action or proceeding, at its own expense, to enforce or defend, as applicable, any Collaboration Patent or Product Trademark in its own name and entirely under its own direction and control. During the Transition Period, Takeda will cooperate with Orexigen to provide a transfer of any information, materials, data, and documents (excluding any Third Party agreements and contracts, which are addressed in Section 3.5(c) below) with respect to Patents within the Collaboration Patents, but excluding […***…]

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[…***…].

3.4.2.    Damages.    In the event that either Party recovers any damages or other sums in regards to the Takeda Pharmaceutical Company Limited et al. v. Actavis Laboratories FL, Inc., 1:15-cv-00451-RGA action or in settlement thereof, such damages or other sums recovered shall first be subject to Section 9.3.2(d) of the Collaboration Agreement if such damages relate to the Patents licensed under the Dante License and then shall be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party. If after such reimbursement any funds remain from such damages or other sums recovered, […***…] percent ([…***…]%) of such funds shall be retained by the Party that controlled the action and such other Party shall receive […***…] percent ([…***…]%) of such funds, in each case pro-rated according to each Party’s period of control.

3.5      Other Transition Activities.

During the Transition Period and to the extent permitted under any applicable Third Party agreements to the extent relating to Products (and if permission requires consent of any Third Party, Takeda will request and use Commercially Reasonable Efforts to obtain such consent; provided that Takeda shall have no obligation to make any […***…] (collectively, a “Concession”) […***…]), as soon as reasonably practicable after the Closing Date and, except as set forth in this Section 3.5, at Takeda’s expense:

(a)    To the extent within Takeda’s or its Affiliate’s or subcontractor’s possession or control or to the extent Takeda can obtain possession or control without making a Concession, Takeda will provide Orexigen any Materials developed by or for the benefit of Takeda or any of its Affiliates relating to Products, including control of, and all information relating to, the global safety database, but excluding any internal analyses, projections, presentations, notes, memoranda or communications relating to any of the foregoing (including any analyses, projections, presentations, notes, memoranda or communications relating to any of the foregoing to or from Third Parties) that Takeda reasonably determines to be its Confidential Information;

(b)    To the extent within Takeda’s or its Affiliate’s or subcontractor’s possession or control or to the extent Takeda can obtain possession or control without making a Concession, Takeda will provide Orexigen any documents (excluding any Third Party agreements and contracts, which are addressed in Section 3.5(c) below) to the extent relating to Products that are necessary in the continued Development and Commercialization of Products in the Territory (including material documents relating to the sourcing and/or Manufacture of a Product and the sale, promotion, distribution or use of such Product), but excluding any internal analyses, projections, presentations, notes, memoranda or communications relating to any of the

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foregoing (including any analyses, projections, presentations, notes, memoranda or communications relating to any of the foregoing to or from Third Parties) that Takeda reasonably determines to be its Confidential Information;

(c)    at Orexigen’s request, Takeda shall assign to Orexigen any and all agreements to which Takeda or its Affiliate and a Third Party are parties and that govern any Development, Commercialization or Manufacturing activities conducted in connection with Products prior to the Transition Period End Date, or if such assignment of any such Third Party agreement is not permitted under the relevant agreement and such Third Party will not consent to such assignment, or is not practicable because such agreement also relates to Takeda activities and products outside the scope of the Collaboration, Takeda shall (i) grant to Orexigen other rights to provide to Orexigen the benefit of such non-assignable agreement, at Orexigen’s expense, to the extent permitted under the terms of such non-assignable agreement, or (ii) to the extent such grant is not permitted under the terms of such non-assignable agreement or otherwise not reasonably practicable, the Parties shall discuss in good faith an alternative solution to enable Orexigen to receive, at Orexigen’s expense, the benefit of the terms of such non-assignable agreement;

(d)    for any agreements to which Takeda or its Affiliate and a Third Party are parties that includes an Orexigen obligation under the Collaboration Agreement to reimburse Takeda for costs incurred under such agreement, Takeda will, at Orexigen’s written request within […***…] of the Transition Period, terminate such agreement effective no later than the last day of the Transition Period or such earlier date as Orexigen may reasonably request, subject in either case to the applicable notice provisions of such agreement in which case termination shall be effective at the end of such notice period, and pay any associated termination fees or wind down costs associated with such termination, it being understood that Takeda will have the sole and exclusive right to determine the manner in which any such agreement will be terminated, and that Orexigen may not request the termination of any such agreement earlier than the last day of the Transition Period if such earlier termination would cause Takeda’s termination fees or wind down costs with respect to such agreement to be greater than if such termination were to occur on the last day of the Transition Period; and

(e)    Takeda will provide to Orexigen such other reasonable transition assistance and support using […***…]. The Parties expressly acknowledge that the Transition Services Agreement (including Section 2.5 thereof) contemplates that there may be transition services that Orexigen may request Takeda perform that would otherwise not be included in this Section 3.5(e).

Notwithstanding the foregoing, Takeda shall have no additional obligation hereunder to provide Orexigen with any Materials to the extent Takeda otherwise provides Orexigen with such Materials as part of the activities or obligations Takeda is performing in accordance with the Collaboration Agreement or any other Existing Agreement.

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For the avoidance of doubt, any other transition activities, services or support that Orexigen wishes to obtain from Takeda shall be provided solely under the Transition Services Agreement.

3.6      Consequences of Termination.

3.6.1.    General.    Upon the Transition Period End Date, in addition to the other provisions of this Agreement, Sections 12.7.1(a), (b), (c), (d) and (h) (but not, for the avoidance of doubt, 12.7.1.(e), (f) or (g)) of the Collaboration Agreement shall be deemed to apply, and are incorporated herein by this reference thereto.

3.6.2.    […***…].

3.6.3.    Inventory.

(i)      Takeda will honor all purchase orders under the Manufacturing Services Agreement that are binding and non-cancelable as of the Closing Date. Takeda will have no obligation to [purchase or reimburse Orexigen for any active pharmaceutical ingredient owned by Orexigen, or any safety stock or other bulk Product that Orexigen has produced, or had produced, other than Product subject to the pending purchase orders described above].

(ii)      On or about the date that is […***…] prior to the Transition Period End Date, Orexigen will purchase from Takeda, and Takeda will deliver to Orexigen or its designee, […***…] units of finished Product with a remaining shelf life of no less than […***…] (the “Committed Amount”). Orexigen shall pay Takeda an amount equal to […***…]. In addition to the Committed Amount, upon […***…], Orexigen may purchase from Takeda any existing or in-process commercial Product inventory that is held by or on behalf of Takeda at the Transition Period End Date, at […***…]. Orexigen shall notify Takeda in writing of its desire to purchase any such inventory, and […***…], at least […***…] before the anticipated Transition Period End Date. […***…] shall bear the cost of shipping all commercial Product inventory purchased by Orexigen pursuant to this Section 3.6.3(ii) to Orexigen or its designee. All such purchases shall be as-is, without any representation or warranty, express or implied, except that Takeda represents and warrants to Orexigen with regard to such Product purchased by pursuant to this Section 3.6.3(ii) that, without limiting any representations and warranties with respect to such Product made by Orexigen to Takeda under the Manufacturing Services Agreement: (a) all manufacturing, handling and packaging of such Product after delivery of such Product by Orexigen to Takeda under the Manufacturing Services Agreement until delivery of such Product to Orexigen or its designee has complied with GMP and other applicable Laws and applicable specifications required by Takeda; (b) Takeda has the

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right to sell such Product to Orexigen, free and clear of any lien or encumbrance; and (c) Takeda has not used the services of any Person that, to its knowledge, is debarred or suspended under 21 USC §335(a) or (b) in the manufacturing, handling and packaging of such Product after delivery of such Product by Orexigen to Takeda under the Manufacturing Services Agreement. […***…] after the Transition Period End Date, Takeda shall destroy any commercial Product inventory not purchased by Orexigen pursuant to this Section 3.6.3(ii) (with confirmation of such destruction in writing provided to Orexigen), at […***…]’s expense. For a period of […***…] after the Transition Period End Date, Orexigen will have the right to distribute the Committed Amount and any other commercial Product inventory so purchased with the existing labeling and packaging of Takeda pursuant to the license granted in Section 3.6.4.

(iii)    Takeda confirms that all Clinical Trial materials consisting of Product for the CONVENE Study, the DDI PMR Study and the TQT PMR Study that are owned or controlled by Takeda or any of its Affiliates are held at the […***…] Warehouses, except for any such Clinical Trial materials that are held at Clinical Trial sites. Takeda will use Commercially Reasonable Efforts to deliver to Orexigen or its designee, by […***…] and […***…], substantially all Clinical Trial materials related to the Product that are held at the […***…] Warehouses, or to transfer control of such Clinical Trial materials to Orexigen; provided that Takeda shall be entitled to retain all Clinical Trial materials necessary for Takeda to fulfill its obligations with respect to the CONVENE Study, the DDI PMR Study and the TQT PMR Study and as otherwise required under applicable Laws. For the avoidance of doubt, Takeda’s obligation in the foregoing sentence shall continue after […***…] in the event that such Clinical Trial materials (or control thereof) have not been transferred to Orexigen by […***…]. Following termination or completion of any of the foregoing studies, Takeda will use Commercially Reasonable Efforts to (i) cause any applicable Clinical Trial site at which Clinical Trial materials relating to the Product are held, to return such materials to Takeda for reconciliation and destruction to the extent Takeda is able to do so under the terms of the applicable agreement between Takeda or its Affiliate and such Clinical Trial site, and (ii) reconcile and destroy such materials. Takeda’s obligation in the preceding sentence shall continue after the end of the Transition Period to the extent that any such Clinical Trial materials remain subject to any such agreement that continues in effect after the end of the Transition Period or have been returned to Takeda and not yet reconciled or destroyed. During the Transition Period, Takeda will provide Orexigen a list of any other research and development Product materials (whether in packaged form or bulk form) held by or on behalf of Takeda and under Takeda’s or its Affiliates’ or subcontractors’ possession or control, or of which Takeda can obtain possession or control without making a Concession, and upon Orexigen’s request provided at least […***…] before the anticipated Transition Period End Date, Takeda will use Commercially Reasonable Efforts to deliver to Orexigen or its designee, […***…], substantially all such research and development Product materials requested by Orexigen.

3.6.4.    Trademark License.

(i)      For a period of […***…] after the Transition Period End Date (the “License Term”), Takeda hereby grants to Orexigen a temporary, non-exclusive, non-transferable (except as provided in Section 14.5 of the Collaboration Agreement), royalty-

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free license in the Field in the Territory, (1) to use and display the Takeda Trademarks solely to the extent included on any Product packaged by or on behalf of Takeda as of the Transition Period End Date, and solely for the purpose of distributing Product purchased by Orexigen pursuant to Section 3.6.3 with labeling and packaging that bears any such Takeda Trademarks, and (2) to use and display the Takeda Trademarks solely to the extent included on any marketing or promotional materials originally produced by or on behalf of Takeda that contain the Takeda Trademarks (all such Takeda Trademarks described in the foregoing clauses (1) and (2) being referred to collectively as the “Licensed Trademarks”); provided that Orexigen shall not use the Licensed Trademarks in combination with any other trademark or service mark in a manner that creates a combination mark.

(ii)    Orexigen acknowledges that Takeda is the exclusive owner of all right, title, and interest in and to the Licensed Trademarks. Orexigen shall only use or display the Licensed Trademarks as used and displayed by Takeda prior to the Transition Period End Date, and any such use or display shall comply with all applicable Laws. In connection with such limited use or display of the Licensed Trademarks as permitted by Section 3.6.4(i), Orexigen acknowledges that all goodwill associated with or attached to such use or display thereof shall inure to Takeda’s benefit and shall not create in Orexigen’s favor any right, title or interest in or to the Licensed Trademarks.

(iii)    Orexigen shall not produce any marketing or promotional materials containing the Licensed Trademarks without Takeda’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. If requested by Takeda, Orexigen shall submit to Takeda samples of all materials bearing the Licensed Trademarks. Orexigen shall, and shall cause its Affiliates to, cease and discontinue use of any materials bearing the Licensed Trademarks not in compliance with the requirements of this Section 3.6.4.

(iv)    At or prior to the end of the License Term, Orexigen and its Affiliates shall re-label, destroy, delete or exhaust all materials bearing the Licensed Trademarks, including promotional materials, labeling and packaging, except to the extent any such materials must be retained to comply with applicable Laws or document retention notices issued by any governmental authority. Orexigen shall take all necessary actions to ensure that its Affiliates shall cease use of the Licensed Trademarks at the end of the License Term, except as expressly authorized thereafter by Takeda in writing.

3.6.5.    Survival of Terminating Agreement Provisions. Upon the Transition Period End Date, Section 12.9 of the Collaboration Agreement shall govern the survival of provisions under the Collaboration Agreement, except that, notwithstanding such Section 12.9, (i) Sections 3.6, 12.7 and 12.8 of the Collaboration Agreement shall not survive; (ii) Section 11.5 of the Collaboration Agreement shall survive (for the time period set forth therein); and (iii) Sections 11.1 and 11.2 of the Collaboration Agreement shall survive solely as to Losses and Claims that arise out of or relate, directly or indirectly, to facts and circumstances (including omissions) occurring before the Transition Period End Date. Upon the Transition Period End Date, Section 14.5 of the Manufacturing Services Agreement shall govern the survival of provisions under the Manufacturing Services Agreement.

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3.6.6.    Transfer of Domain Name URLs.    Upon the Transition Period End Date (or earlier upon the Transitioned Activity Effective Date, as applicable), Takeda will transfer to Orexigen the domain name URLs set forth on Exhibits 4 and 6 that are under Takeda’s or its Affiliates’ control.

3.6.7.    Non-Compete.    Subject to any limitation under applicable Law, following the Transition Period, Takeda will not, and will cause its Affiliates not to, prior to […***…], directly or in collaboration with any Third Party, commercialize or contract for the commercialization of a product that is a formulation of bupropion hydrochloride and naltrexone hydrochloride.

3.6.8.    Non-Disparagement.    Each of the Parties acknowledges and agrees that it will not, and will cause its Affiliates not to, defame or disparage the products, services or business integrity of the other Party or such other Party’s Affiliates.

3.7      DDI PMR Study and TQT PMR Study.

Takeda will, at Takeda’s expense, use Commercially Reasonable Efforts to complete the DDI PMR Study to […***…] by […***…] and the TQT PMR Study to […***…] by […***…] (and in any event prior to […***…]); provided that the foregoing provisions of this paragraph shall not apply if, prior to […***…], Orexigen terminates, suspends or assumes Takeda’s right and responsibility to perform the DDI PMR Study or the TQT PMR Study.

3.8      Settlement of Future Returns Liability. Takeda will process all open return goods authorizations for which Product has yet to be received by the Transition Period End Date. On or before […***…], Takeda and Orexigen shall communicate to wholesalers that, beginning the day after the Transition Period End Date, all returns will be subject to Orexigen’s processes and will be made through Orexigen’s designated Third Party returns vendor. Within […***…] after the Transition Period End Date, Takeda will transfer the full amount of the Product returns reserve, as reflected in the quarterly royalty report provided to Orexigen pursuant to Section 7.4 of the Collaboration Agreement, as […***…], to Orexigen, subject to a reasonable opportunity for Orexigen to review and verify the returns reserve amount before transfer, as Takeda’s only and final financial contribution to returns made subsequent to the Transition Period End Date. In the event that Takeda’s Third Party returns processor receives returns of Product after the Transition Period End Date, the Product will be shipped, […***…] per […***…], along with all corresponding customer paperwork, to Orexigen’s returns vendor for processing and crediting.

4.      PAYMENTS.

4.1      Upfront Payment.

Orexigen shall pay Takeda Sixty Million Dollars ($60,000,000) on the Closing Date (the “Upfront Payment”).

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4.2      Post-Transition Payment.

No later than January 16, 2017, Orexigen shall pay Takeda Fifteen Million Dollars ($15,000,000), provided that:

(a)      Takeda has substantially performed its obligations under this Agreement and the Transition Services Agreement during the Transition Period (for the avoidance of doubt, such substantial performance shall not be determined on an activity-by-activity basis) related to the transfer to Orexigen of all responsibilities of, and activities and obligations performed by, Takeda pursuant to the Collaboration Agreement and the other Existing Agreements as contemplated by this Agreement, and

(b)      each of the following criteria have been met as of […***…]:

(i)	the Contrave® NDA and Contrave® IND have been transferred to Orexigen and Takeda has executed and delivered any documents required by any Regulatory Authorities to effect such transfers;

(ii)	Takeda has assigned to Orexigen any and all Collaboration Patents; and

(iii)	Takeda has transferred to Orexigen the domain name URLs set forth on Exhibit 4 that are under Takeda’s or its Affiliates’ control.

Notwithstanding the foregoing, if, as of […***…], Takeda has not conducted the DDI PMR Study to […***…] and the TQT PMR Study to […***…], then Orexigen may reduce the payment contemplated by this Section 4.2 to Fourteen Million Dollars ($14,000,000); provided that the foregoing provisions of this paragraph shall not apply if, prior to […***…], Orexigen terminates, suspends or assumes Takeda’s right and responsibility to perform the DDI PMR Study or the TQT PMR Study.

4.3      Orexigen Net Sales Milestone Payments.

4.3.1.    If Orexigen Net Sales exceed US$200 Million during any Post-Transition Calendar Year, then Orexigen shall pay Takeda Ten Million Dollars ($10,000,000) no later than […***…] after the end of such Post-Transition Calendar Year.

4.3.2.    If Orexigen Net Sales exceed US$300 Million during any Post-Transition Calendar Year, Orexigen shall pay Takeda Twenty Million Dollars ($20,000,000) no later than […***…] after the end of such Post-Transition Calendar Year.

4.3.3.    If Orexigen Net Sales exceed US$400 Million during any Post-Transition Calendar Year, Orexigen shall pay Takeda Thirty Million Dollars ($30,000,000) no later than […***…] after the end of such Post-Transition Calendar Year.

4.3.4.    If Orexigen Net Sales exceed US$600 Million during any Post-Transition Calendar Year, Orexigen shall pay Takeda Fifty Million Dollars ($50,000,000) no later than […***…] after the end of such Post-Transition Calendar Year.

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4.3.5.    For the avoidance of doubt, each of the milestone payments set forth in Sections 4.3.1, 4.3.2, 4.3.3 and 4.3.4 shall be payable only once, but one (1) or more such milestone payments may be earned within the same Post-Transition Calendar Year.

4.4      Orexigen Net Sales Payment Reports.

Through and until the date on which the milestone payment required by Section 4.3.4 is paid to Takeda, Orexigen shall furnish to Takeda a written report, within […***…] after the end of each Post-Transition Calendar Year, showing the amount of Orexigen Net Sales for such Calendar Year. Each yearly report shall include the following information: (a) the gross sales of Contrave® in the Territory by Orexigen, its Affiliates and Sublicensees; (b) the deductions by category of permitted deductions set forth in the Orexigen Net Sales definition; (c) the Orexigen Net Sales; (d) the Orexigen Net Sales milestone payments payable in accordance with Section 4.3 in Dollars; and (e) withholding taxes, if any, required by Laws to be deducted in respect of such milestone payments. Takeda acknowledges that the information provided by Orexigen under this Section 4.4 may include material, non-public information subject to certain restrictions under securities laws of the United States and other countries.

4.5      No Reductions.

None of the payments to be made pursuant to Sections 4.1, 4.2 or 4.3 shall be subject to offset, deduction or counterclaim.

4.6      Manner of Payment.

All payments to be made by Orexigen hereunder shall be made in Dollars by wire transfer of immediately available funds to such U.S. bank account as shall be designated by Takeda. Late payments shall bear interest at the rate provided in Section 4.10.

4.7       Records Retention.

Commencing with the First Commercial Sale of a Product by Orexigen, Orexigen shall keep, and shall cause each of its respective Affiliates, and Sublicensees, if any, to keep, full, true, and accurate books of accounting in accordance with IFRS or GAAP, as applicable, containing all particulars that may be necessary for the purpose of calculating all payments payable to Takeda under this Article 4, for a period of […***…] after the Post-Transition Calendar Year for which each such payment is made, in sufficient detail to permit Takeda to confirm the accuracy of payments paid hereunder.

4.8      Audits.

From and after the first day of the second Post-Transition Calendar Year and until the date on which the milestone payment required by Section 4.3.4 is paid to Takeda, at the request and expense of Takeda under this Article 4, Orexigen shall permit an independent, certified public accountant of nationally recognized standing appointed by Takeda, and reasonably acceptable to Orexigen, at reasonable times and upon reasonable notice, but in no case more than […***…] per Calendar Year, to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of Orexigen Net Sales made under this Agreement for any period within the preceding […***…] Post-Transition Calendar Years. Results of any such

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examination shall be made available to both Orexigen and Takeda. The independent, certified public accountant shall disclose to Takeda only the amounts which the independent auditor believes to be due and payable hereunder to Takeda, details concerning any discrepancy from the amount paid and the amount due, and shall disclose no other information revealed in such audit. Any and all records examined by such independent accountant shall be deemed Orexigen’s Confidential Information. If, as a result of any inspection of the books and records of Orexigen, it is shown that payments received by Takeda under this Agreement were less than the amount which should have been received, then Orexigen shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within […***…]. Takeda shall pay for such audits, except that in the event that Orexigen underpaid milestone payments during the period in question as per the audit, Orexigen shall pay the reasonable costs of the audit.

4.9      Taxes.  4.9.1.  Cooperation and Coordination.    The Parties acknowledge and agree that it is their mutual objective and intent to appropriately calculate and minimize, to the extent feasible and legal, taxes payable with respect to any payments under this Agreement and that they shall use Commercially Reasonable Efforts to cooperate and coordinate with each other to achieve such objective. Without limiting the generality of the foregoing, the Parties shall use Commercially Reasonable Efforts to cooperate and coordinate with each other in completing and filing documents required under the provisions of any applicable Laws (including treaties) in connection with the making of any required tax payment or withholding payment, in connection with a claim of exemption from, or entitlement to, a reduced or zero rate of withholding or in connection with any claim to a refund of or credit for any such payment.

4.9.2.    Payment of Tax.    All payments made by Orexigen to Takeda pursuant to this Agreement shall be made without reduction for any taxes, charges or remittance fees. If applicable Laws require that taxes be deducted and withheld from a payment made pursuant to this Agreement, the remitting Party shall (a) deduct those taxes from the payment; (b) pay the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of payment to the other Party promptly following that payment. Takeda shall pay any and all taxes that are due and payable by Takeda on payments made to Takeda under this Agreement.

4.9.3.    Tax Residence Certificate.    To the extent required by applicable Laws, a Party (including any entity to which this Agreement may be assigned) receiving a payment pursuant to this Agreement shall provide the remitting Party appropriate certification from relevant governmental authorities that such Party is a tax resident of that jurisdiction, if such receiving Party wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party. Only if the certificate is required under applicable Laws, then upon the receipt thereof, any deduction and withholding of taxes shall be made at the appropriate treaty tax rate.

4.9.4.    Assessment.     Either Party may, at its own expense, protest any assessment, proposed assessment, or other claim by any governmental authority for any taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by applicable Laws. The Parties shall cooperate with each other in any protest or refund by providing records and such additional information as may reasonably be necessary for a Party to pursue such protest or refund.

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4.10    Interest Due.    Without limiting any other rights or remedies available to Takeda, Orexigen shall pay Takeda interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate equal to the lesser of (a) […***…] percent ([…***…]%) per month or (b) the maximum applicable legal rate, calculated on the total number of days payment is delinquent.

5.	CONDITIONS PRECEDENT.

5.1      HSR Act Clearance.

Except for the Parties’ respective obligations under Article 6, which each Party shall be obligated to perform as of the Effective Date, it shall be a condition precedent to all of the Parties’ rights and obligations under this Agreement that any waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have been terminated or shall have expired.

5.2      Upfront Payment.

Takeda’s obligations under this Agreement shall be subject to the condition precedent that Orexigen shall have paid the Upfront Payment to Takeda in accordance with the terms hereof.

5.3      Other Deliverables.

The Parties will execute and deliver the Transition Services Agreement on the Effective Date in the form attached as Exhibit 3. After the Effective Date, the Parties shall negotiate in good faith to agree on additional schedules of services to be provided pursuant to the Transition Services Agreement. Promptly following the Closing Date, the Parties shall amend the Quality Agreement and the Pharmacovigilance Agreement as appropriate to address the Parties’ respective roles and responsibilities during the Transition Period and after the Transition Period End Date.

6.	HSR ACT.

The Parties shall each make any other required submissions with respect to any action which is necessary to obtain clearance under the HSR Act and otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable. No Party will extend any waiting period or comparable period under the HSR Act without the prior written consent of the other Party.

7.	TERM AND TERMINATION OF AGREEMENT.

7.1      Term.    This Agreement shall remain in effect until the expiration or earlier termination of the Transition Period (the “Term”).

7.2      Termination; Remedies.    This Agreement shall not be terminable by either Party prior to the end of the Term. Notwithstanding the foregoing, either Party may terminate this Agreement, and the Closing Date shall therefore not occur, if the Closing Date has not occurred

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within sixty (60) days after the Effective Date. If either Party materially breaches any provision of this Agreement, the non-breaching Party may seek any damages, costs or remedies that may be available to it under applicable Law or in equity.

7.3      Survival.

The following provisions of this Agreement shall survive the expiration of this Agreement, as well as any other provision which by its terms or by the context thereof, is intended to survive such expiration: Articles 1, 7, 8, 10, 11 and Sections 2.3, 2.4, 3.1.6, 3.3.3, 3.4.2, 3.6, 3.7, 3.8, 4.2 (solely until such payment is made), 4.3 (solely until all such payments are made), 4.4 (solely until all payments in Section 4.3 are made), 4.5, 4.6, 4.7 (solely for the period specified therein), 4.8 (solely for the period specified therein), 4.9 and 4.10. All other rights and obligations under this Agreement shall terminate upon expiration of the Term.

8.	CONFIDENTIALITY.

8.1      General.

The Parties acknowledge that this Agreement and all of the respective terms of this Agreement shall be treated as Confidential Information of both Parties. The provisions of Sections 10.1, 10.2, 10.3, 10.4, 10.5 and 10.9 of Article 10 of the Collaboration Agreement are incorporated into this Agreement by this reference thereto, mutatis mutandis, with references therein to “this Agreement” or the like including references to this Agreement and the Transition Services Agreement.

8.2      Confidential Information. Effective as of the Closing Date, as between the Parties, the following Materials […***…]. Takeda will have the right to use such Confidential Information of Orexigen (i) as permitted by the Existing Agreements, the Transition Services Agreement and this Agreement subject to the terms of Sections 10.1, 10.2, 10.3, 10.4, 10.5 and 10.9 of Article 10 of the Collaboration Agreement and Section 3.6.2 of this Agreement, as applicable, and (ii) with respect to such Confidential Information […***…]

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[…***…].

8.3      Publicity.

As of the Effective Date, the Parties shall issue a press release announcing the existence of this Agreement in the form and substance as set forth in Exhibit 5. Each Party agrees not to issue any press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby that contains information not previously publicly disclosed in accordance with this Section 8.3 without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed; provided, however, that the Party intending to make any such press release or other public statement relating to this Agreement shall not disclose any Confidential Information that the other Party reasonably deems inappropriate for disclosure; provided further however, that the Parties acknowledge that Orexigen shall be entitled to file this Agreement and make public disclosure of any terms hereof if, upon the advice of counsel, Orexigen reasonably determines that such filing and/or disclosure is required by the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the event that Orexigen determines to file or disclose terms of this Agreement, Orexigen will give Takeda no less than […***…] to review any such proposed filing or disclosure, will consult in good faith with Takeda regarding possible redactions or non-disclosure of terms of this Agreement in connection with such filing or disclosure, and will consider Takeda’s requests relating thereto in good faith, it being understood that nothing in this provision shall limit Orexigen’s right to make such disclosures as it reasonably determines are required by the Exchange Act.

9.	REPRESENTATIONS AND WARRANTIES.

9.1      Mutual Representations and Warranties.

Each Party hereby represents and warrants to the other Party, as of the Effective Date and the Closing Date, that:

9.1.1.    such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

9.1.2.    execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized; and

9.1.3.    this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof.

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10.	INDEMNITIES.

10.1      Takeda Indemnity.

10.1.1.    In addition to Takeda’s indemnities set forth in Section 11.1 of the Collaboration Agreement, Takeda shall indemnify, defend and hold harmless the Orexigen Indemnitees from and against any and all Losses and Claims, to the extent arising out of or relating to, directly or indirectly, the breach by Takeda of any warranty, representation, covenant or agreement made by Takeda in this Agreement; except to the extent such Losses and Claims arise directly or indirectly from the negligence, recklessness or willful misconduct of any Orexigen Indemnitee or the breach by Orexigen of any warranty, representation, covenant or agreement made by Orexigen in this Agreement or the Transition Services Agreement.

10.1.2.    Notwithstanding Section 11.1 of the Collaboration Agreement, Takeda shall have no obligation to indemnify, defend or hold harmless the Orexigen Indemnitees from and against any Losses and Claims, to the extent arising out of or relating to, directly or indirectly: (i) any acts or omissions of Takeda directed by Orexigen during the Transition Period as a result of any decision made by Orexigen in the exercise of the final decision-making authority granted to Orexigen under Sections 3.2 and 3.4 of this Agreement; or (ii) any Transitioned Activity performed by Orexigen for Takeda’s benefit from and after the Transitioned Activity Effective Date, except to the extent such Losses and Claims arise directly or indirectly from the negligence, recklessness or willful misconduct of any Takeda Indemnitee.

10.2      Orexigen Indemnity.

In addition to Orexigen’s indemnities set forth in Section 11.2 of the Collaboration Agreement, Orexigen shall indemnify, defend and hold harmless the Takeda Indemnitees from and against any and all Losses and Claims, to the extent arising out of or relating to, directly or indirectly: (a) the commercialization or development of the Products in or for the Territory by Orexigen or its Affiliate or licensee after the Transition Period End Date; (b) the breach by Orexigen of any warranty, representation, covenant or agreement made by Orexigen in this Agreement; and (c) any decision made by Orexigen during the Transition Period in the exercise of the final decision-making authority granted to Orexigen under Sections 3.2 and 3.4 of this Agreement; except, with respect to each of subsections (a) and (b) above, to the extent such Losses and Claims arise directly or indirectly from the negligence, recklessness or willful misconduct of any Takeda Indemnitee or the breach by Takeda of any warranty, representation, covenant or agreement made by Takeda in this Agreement or the Transition Services Agreement, and except, with respect to subsection (c) above, to the extent such Losses and Claims arise directly or indirectly from the gross negligence, recklessness or willful misconduct of any Takeda Indemnitee in carrying out such Orexigen decision or the failure to perform in accordance with such Orexigen decision.

11.	MISCELLANEOUS.

11.1    Incorporation by Reference.

In addition to the other provisions of the Collaboration Agreement expressly incorporated herein, the provisions set forth in Articles 1 and 13, and Sections 8.7, 8.8, 11.3, 14.2, 14.3, 14.4,

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14.5.1, 14.5.2, 14.5.3 (solely with respect to the last sentence of Section 14.5.3), 14.5.5 (excluding any right to sublicense a right or obligation or grant distribution rights), 14.6, 14.7, 14.8, 14.9, 14.11, 14.12, 14.13 and 14.14 are incorporated herein by this reference thereto and shall apply to this Agreement, mutatis mutandis, with references therein to “this Agreement” or the like including references to this Agreement and, as applicable hereunder, the Transition Services Agreement.

11.2      Compliance.

Neither Party’s compliance with the terms and conditions of this Agreement shall constitute a breach of the Collaboration Agreement or any of the other Existing Agreements.

11.3      Transparency Reporting.    Each Party shall be responsible for tracking and reporting transfers of value paid by it or its employees, contractors, or agents pursuant to the requirements of Section 6002 of the Patient Protection and Affordable Care Act, any U.S. state transparency Laws, and any ex-U.S. transparency reporting codes or Laws. For the avoidance of doubt, the Party that pays a Person or a Third Party for an activity that triggers a transparency-reporting obligation shall be the Party that reports the expense to the relevant Regulatory Authorities, irrespective of any later reconciliation of expenses between the Parties.

11.4      Entire Agreement.

This Agreement and the attached Exhibits, together with the Existing Agreements, the Common Interest Agreement and the Mutual Release Agreement, constitute the entire agreement between the Parties as to the subject matter of this Agreement, the Existing Agreements, the Common Interest Agreement and the Mutual Release Agreement. To the extent there is a conflict between this Agreement and any of the Existing Agreements, this Agreement shall control.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

OREXIGEN THERAPEUTICS, INC.	TAKEDA PHARMACEUTICAL COMPANY LIMITED

BY: /s/ Michael A. Narachi	BY: /s/ Christophe Weber
NAME: Michael A. Narachi	NAME: Christophe Weber
TITLE: President & CEO	TITLE: President and Chief Executive Officer
DATE: March 15, 2016	DATE: 09/03/2016

BY: /s/ Thomas Lynch
NAME: Thomas Lynch
TITLE: EVP, General Counsel & Secretary
DATE: March 15, 2016

Signature Page of Agreement

EXECUTION COPY

EXHIBIT 1

BUDGET AND PLAN

Attached.

Exhibit to Agreement

EXECUTION COPY

[…***…]

***Confidential Treatment Requested

Exhibit to Agreement

EXECUTION COPY

EXHIBIT 2

MATERIALS

Development […***…]

***Confidential Treatment Requested

Exhibit to Agreement

EXECUTION COPY

[…***…]
Regulatory […***…]
Pharmacovigilance […***…]

***Confidential Treatment Requested

Exhibit to Agreement

EXECUTION COPY

Commercial […***…]

***Confidential Treatment Requested

Exhibit to Agreement

EXECUTION COPY

[…***…]
Technical Operations […***…]

***Confidential Treatment Requested

Exhibit to Agreement

EXECUTION COPY

[…***…]
Quality Assurance […***…]

***Confidential Treatment Requested

Exhibit to Agreement

EXECUTION COPY

EXHIBIT 3

FORM OF TRANSITION SERVICES AGREEMENT

Attached.

Exhibit to Agreement

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (the “TSA”) is dated as of March 15, 2016 (the “Execution Date”), by and between Orexigen Therapeutics, Inc., a Delaware corporation located at 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037, United States of America, and Takeda Pharmaceutical Company Limited, a Japanese corporation with a principal place of business at 1-1, Doshomachi 4-Chome Chuo-ku, Osaka 540-8645, Japan. As provided in Article 1, capitalized terms not otherwise defined herein have the meaning set forth in the Separation Agreement.

RECITALS

WHEREAS, Takeda and Orexigen have entered into that certain Separation Agreement dated March 15, 2016 (the “Separation Agreement”) pursuant to which the Parties have set forth the terms under which the Parties will (i) terminate the Collaboration Agreement and certain other agreements at the end of the Transition Period, (ii) transfer certain Takeda rights and assets to Orexigen, and (iii) transition activities under the Collaboration Agreement from Takeda to Orexigen; and

WHEREAS, the Separation Agreement provides that the Parties will enter into a transition services agreement to address certain services each Party shall provide to the other in exchange for certain fees paid in consideration thereof.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereto agree as follows:

AGREEMENT

1.	DEFINITIONS.

For purposes of this TSA (including the preamble and recitals above), terms capitalized and not otherwise defined herein shall have the meanings set forth in the Separation Agreement. The following terms shall have the meanings set forth below or, if not listed below, the meaning designated in places throughout this TSA. This TSA shall control to the extent any conflict exists between any defined term used in this TSA and any defined term used in the Separation Agreement.

1.1        “Customers” means Third Party wholesalers, pharmacy benefit managers, managed care organizations, government buyers, group-purchasing organizations or other Third Parties that contract with Takeda with respect to the Takeda Coded Products or purchase the Takeda Coded Products from Takeda in the Territory on or before the expiration or earlier termination of the Transition Period.

1.2        “Execution Date” has the meaning set forth in the preamble hereof.

1.3        “NDC” means National Drug Code.

1.4        “Provider” means, with respect to any Service, the Party identified as providing such Services on the applicable Services Schedule.

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1.5        “Purchaser” means, with respect to any Service, the Party identified as receiving such Services on the applicable Services Schedule.

1.6        “Rebate Program” means Takeda’s program, in existence prior to the Closing Date, under which it has agreed to pay Rebates to Customers pursuant to agreements executed before the end of the Transition Period.

1.7        “Rebates” means any rebates, price reductions, bona fide service fees or other payments to Customers, based upon the purchase of the Takeda Coded Products in the Territory.

1.8        “Requested Service” has the meaning set forth in Section 2.5.

1.9        “Separation Agreement” has the meaning set forth in the recitals hereof.

1.10      “Service Period” means, with respect to any Service, the period commencing on the Closing Date and ending on the earlier of (a) the date the Purchaser terminates such Service pursuant to Article 8 or (b) the termination date specified with respect to such Service on the applicable Services Schedule.

1.11      “Service” or “Services” means all of the services that a Party, or a subcontractor of a Party, provides to the other Party pursuant to this TSA, as specified in any Services Schedule; for the avoidance of doubt (i) a “Service” is intended to include activities, services and obligations of a Party under a Service Schedule even if such Party is not listed as the Provider under such Service Schedule, and (ii) a single Service Schedule may contemplate each Party performing services on behalf of, or otherwise having obligations to, the other Party.

1.12      “Services Schedule” means each schedule attached hereto as Exhibit B, as amended from time to time in accordance with Section 2.5.

1.13      “Takeda Coded Product” means Contrave® sold under the NDC set forth on Exhibit A.

1.14      “TSA” has the meaning set forth in the preamble hereof.

2.	PERFORMANCE OF SERVICES.

2.1        Services. Except as otherwise provided herein, for the duration of the applicable Service Period with respect to each Service, the Provider shall perform or cause to be performed such Service for the Purchaser in a commercially reasonable manner and in accordance with applicable Law and the specifications set forth in the applicable Services Schedule; provided that to the extent any Services to be performed hereunder (or services substantially similar to such Services) were performed by a Party immediately prior to the Closing Date, such Services shall be provided by the Provider using Commercially Reasonable Efforts. In addition, to the extent that a Party reasonably requires the other Party to perform certain activities in order to enable such Party to perform its Services hereunder, then such Party’s obligation to perform its applicable Services shall be conditioned on the other Party’s performance of such activities in accordance with the terms hereof. For the avoidance of doubt, to the extent that Orexigen is

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obligated to perform Services under Service Schedules that list Takeda as the Provider, Orexigen shall perform all such Services at no cost to Takeda.

2.2        Subcontractors. Subject to the Purchaser’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), the Provider shall be permitted to subcontract to Third Parties any of its obligations under this Article 2; provided that the Purchaser may withhold such consent where such subcontracting is reasonably expected to increase the cost of such Service to the Purchaser, as determined by reference to the rates in effect for such Service during the month preceding such request to subcontract; provided, further, the Purchaser’s prior written consent shall not be required for any such subcontracting where the Provider: (a) has already subcontracted for such Service as of the Closing Date; or (b) seeks to enter into a subcontract with its Affiliates (in which case the cost shall remain unchanged). No subcontract pursuant this Section 2.2 shall relieve the Provider of any of its obligations under this TSA, and the Provider shall be liable for the actions of its subcontractor, including, for the avoidance of doubt, pursuant to Article 9.

2.3        Requirements. Notwithstanding anything to the contrary contained herein, the Provider shall not be required to provide, or cause to be provided, any Service in a manner that could reasonably be expected to constitute a violation of any applicable Laws. The Provider shall promptly notify the Purchaser of the curtailment or cessation of any Service in the event that the Provider reasonably believes that providing such Service would violate any applicable Laws, and the Parties shall cooperate with each other in good faith to alter such Service (or to contemplate an alternative service) such that the Provider can provide such Service (or alternative service) to the Purchaser in accordance with applicable Laws.

2.4        Access. The Purchaser agrees to grant to the Provider’s personnel access to the Purchaser’s locations, systems and information (subject to the provisions of confidentiality set forth in Article 7) as reasonably necessary for the Provider to perform its obligations hereunder; provided that such access shall not unreasonably interfere with any of the businesses or operations of the Purchaser or its Affiliates. In connection with such access, the Provider agrees to comply with the Purchaser’s reasonable policies and to permit its personnel to be appropriately supervised or accompanied by the Purchaser’s personnel during such access as required by the Purchaser.

2.5        Requested Services. If a Party desires the other Party (or its Affiliates) to perform, or cause to be performed, a service that is not included in the then-current Services Schedules (a “Requested Service”) that was provided by one Party to the other Party during the […***…] prior to the Closing Date or during the Transition Period, such Party shall deliver a written notice to the other Party requesting the Requested Service, which notice shall include a proposed specification for the Requested Service in the form of Exhibit C attached hereto. The Parties shall negotiate the terms and conditions of each Requested Service in good faith, provided, that the Party requested to provide such Requested Service shall not be permitted to refuse to provide the Requested Service where the request was provided within […***…] of the Closing Date and: (a) it is reasonably practicable for such Party (or its Affiliates) to perform such Requested Service; or (b) such Party (or its Affiliates) has previously performed the Requested Service for itself or its Affiliates during the […***…] prior to the Closing Date or during the Transition Period. Without limiting a Party’s obligations under Section 2.1, it

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is expected that the price for any Requested Services would be based upon the fully burdened cost of such Party to perform such Requested Service unless otherwise agreed in writing by the Parties. After any Requested Service has been agreed upon pursuant to this Section 2.5 and the related specification therefor has been memorialized in writing and signed by both Parties, such writing shall constitute a Service Schedule and the Requested Service shall thereupon be deemed to be a Service hereunder; provided that a Party may refuse to provide a Requested Service if such Requested Service is (i) any activity that Orexigen directed Takeda to not initiate, to delay or to transition to Orexigen pursuant to Section 3.1.4 of the Separation Agreement, (ii) any activity that Orexigen has assumed pursuant to the Separation Agreement, or (iii) any Service described on a Service Schedule that has expired, lapsed, or has otherwise been terminated. Notwithstanding anything to the contrary in the Separation Agreement or this TSA, except as may be required for Takeda to complete the DDI PMR Study and the TQT PMR Study to […***…] in accordance with Section 3.7 of the Separation Agreement, Takeda shall not be required to perform any Development activities after the Transition Period End Date.

2.6        Obligations. Without limiting a Party’s obligations under Section 2.1, except as expressly provided in any applicable Services Schedule, in providing the Services, neither Party shall be obligated to: (a) hire any additional employees; (b) maintain the employment of any specific employees; (c) purchase, lease or license any additional equipment or software; (d) enter into any agreements with any Third Party (including any vendor); or (e) incur costs for providing such Service that would exceed the TSA fees set forth in the Services Schedules.

2.7        Transition of Services. The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use reasonable and customary efforts to effectuate, during the applicable Service Periods, a smooth transition of responsibility for the Services from the Provider of each Service hereunder to the Purchaser of such Service upon the expiration of the applicable Service Period.

3.	SALES ORDER TRANSITION.

Unless the Parties otherwise agree in writing, any orders for the purchase of a Takeda Coded Product in the Field in the Territory that (i) remain unfilled as of the Transition Period End Date, or (ii) require delivery after the Transition Period End Date, shall in each case, be rejected and cancelled by Takeda. Effective as of the Transition Period End Date, if Takeda receives any order for purchase of Contrave® in the Territory, Takeda shall refer such orders to Orexigen for acceptance or rejection as promptly as practicable.

4.	OREXIGEN LABELER CODE.

Orexigen shall begin selling Contrave® under its own labeler code within […***…] of the Closing Date, unless otherwise agreed by Takeda in writing.

5.	MAINTENANCE OF COMMERCIAL AND GOVERNMENT CONTRACTS.

Orexigen shall use commercially reasonable efforts to enter into its own agreements with Customers as promptly as practicable; provided that any decision about entering in any agreement with a Customer and the terms of such agreement shall be made in Orexigen’s sole

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discretion. For the avoidance of doubt, with respect to those agreements between Takeda and Customers that have a term extending past the Transition Period End Date and are not terminable with respect to the Takeda Coded Product except in the event that Orexigen enters into an agreement with such Customer on the same terms or terms more favorable to the Customer, then Orexigen shall use commercially reasonable efforts to enter into such agreements as promptly as practicable. Orexigen shall reimburse Takeda for all Rebates that Customers claim after the Transition Period End Date, and that Takeda properly pays pursuant to the Rebate Program, on sales of all Takeda Coded Products that occur after the Transition Period End Date.

6.	METHOD OF PAYMENT.

6.1      Invoices.

6.1.1    Takeda shall submit to Orexigen a monthly invoice or invoices, within […***…] after the end of each month beginning with the first full month after the Closing Date, for Services provided to Orexigen hereunder during such month and/or for all Rebates that Takeda pays that are reimbursable by Orexigen pursuant to Article 5 during such month. Takeda shall submit such invoice(s) to:

Orexigen Therapeutics, Inc.

3344 N. Torrey Pines Ct., Suite 200

La Jolla, CA 92037

Attn: Chief Financial Officer

Fax: (858) 875-8650

6.1.2     Orexigen shall submit to Takeda a monthly invoice or invoices, within […***…] after the end of each month beginning with the first full month after the Closing Date, for Services provided to Takeda hereunder during such month. Orexigen shall submit such invoice(s) to:

Takeda Pharmaceuticals U.S.A., Inc.

One Takeda Parkway

Deerfield, IL 60015

Attn: Accounts Payable

APinvoices@tpna.com

6.2      Fees. Fees for the Services the Provider performs or causes to be performed for the Purchaser under this TSA will be charged at the rates set forth in the applicable Services Schedule for each Service.

6.3      Invoice; Interest. Invoice(s) for each month shall be paid in full by the Purchaser by wire transfer of immediately available funds, each within […***…] after the date of the respective invoice. If the Provider does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to the Provider until the date of payment at a rate equal to the lesser of (a) […***…] percent ([…***…]%) per month or (b) the maximum applicable legal rate, calculated on the total number of days payment is delinquent.

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6.4      Records, Audits.    Each Party shall keep, and shall cause each of its respective Affiliates, if any, to keep, full, true, and accurate books of accounting in accordance with IFRS or GAAP, as applicable, containing all particulars that may be necessary for the purpose of calculating all amounts invoiced to the other Party under this TSA, for a period of […***…] after the Calendar Year in which such invoices were originally issued, and in sufficient detail to permit the other Party to confirm the accuracy of all amounts paid hereunder. Each Party shall have the right to conduct an audit to verify the accuracy of the financial reports furnished by the other Party pursuant to Section 7.7 of the Collaboration Agreement.

6.5      Tax Residence Certificate.    To the extent required by applicable Laws, a Party (including any entity to which this TSA may be assigned) receiving a payment pursuant to this TSA shall provide the remitting Party appropriate certification from relevant governmental authorities that such Party is a tax resident of that jurisdiction, if such receiving Party wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party. Only if the certificate is required under applicable Laws, then upon the receipt thereof, any deduction and withholding of taxes shall be made at the appropriate treaty tax rate.

6.6      No Reductions.    Neither Party may deduct from, set off, hold back or otherwise reduce in any manner whatsoever any amount owed to it hereunder or pursuant to any other agreement against any amount owed hereunder or pursuant to any other agreement by such Party to the other Party or any of such other Party’s Affiliates.

7.	CONFIDENTIALITY.

The Parties acknowledge that this TSA and all of the respective terms of this TSA shall be treated as Confidential Information of both Parties. The provisions of Sections 10.1, 10.2, 10.3, 10.4, 10.5 and 10.9 of Article 10 of the Collaboration Agreement are incorporated into this TSA by this reference thereto, mutatis mutandis, with references therein to “this Agreement” or the like including references to this TSA and the Separation Agreement. For clarification, the following types of Materials received or created for the benefit of the Purchaser or its designee during the Services Period that fall within the definition of Confidential Information shall be Confidential Information of the Purchaser, and the Purchaser shall be considered the disclosing Party and the Provider shall be considered the receiving Party with respect to such Confidential Information: information, written materials, data (including Clinical Trial data), results, documents, reports, presentations, plans, records, accounts, or notes relating to Development, Manufacturing or regulatory activities solely related to any Product or any filing, prosecution, maintenance and enforcement activities regarding any Collaboration Patent or Product Trademark under Sections 9.2 through 9.6 of the Collaboration Agreement, but excluding any internal analyses, projections, presentations, notes, memoranda or communications relating to any of the foregoing (including any analyses, projections, presentations, notes, memoranda or communications relating to any of the foregoing to or from Third Parties) that the receiving Party reasonably determines to be its Confidential Information. Takeda will have the right to use such Confidential Information of Orexigen (i) as permitted by the Existing Agreements, the Separation Agreement and this TSA subject to the terms of Sections 10.1, 10.2, 10.3, 10.4, 10.5 and 10.9 of Article 10 of the Collaboration Agreement and Section 3.6.2 of the Separation Agreement, as applicable, and (ii) with respect to such Confidential Information other than Clinical Trial data relating to the Products, preclinical and non-clinical data relating to the

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Products, non-public information contained in the Contrave® NDA or the Contrave® IND, and unpublished Collaboration Patents, for Takeda’s internal business purposes, subject to the restrictions of this Article 7 and provided that all Confidential Information so used shall be sufficiently anonymized such that it cannot reasonably be expected to be associated with Contrave® or Orexigen.

8.	TERM AND TERMINATION.

8.1      Term, Expiration.    This TSA shall become effective as of the Closing Date and, subject to its prior termination with respect to any Service in accordance with this Article 8, shall be in effect with respect to each Service until (and shall terminate with respect thereto upon) the expiration of the Service Period as set forth in the applicable Services Schedule and shall expire in its entirety upon the expiration of the last Services Schedule to expire; provided that the Parties may terminate this TSA in its entirety, or with respect to any Service, by mutual written agreement at any time.

8.2      Termination for Cause.    Either Party may terminate this TSA by giving written notice to the other Party if such other Party has breached a material provision of this TSA in connection with such Services, or ceases to provide such Services without the prior consent of the other Party, and in each case has failed to cure such breach within sixty (60) days after being given written notice of such breach.

8.3      Termination for Convenience.    Except as otherwise provided in the applicable Services Schedule, the Purchaser shall have the right at any time during the applicable Service Period to terminate its obligation to purchase or receive any individual Service (or portion thereof) upon the giving of forty-five (45) days advance written notice to the Provider.

8.4      Fees.    From the effective date of termination of a Service or portion thereof, the Purchaser shall no longer be obligated to pay any fees for the terminated Service or portion thereof with respect to the period following the effective date of such termination.

8.5      Survival.    Notwithstanding anything to the contrary, Articles 1, 4, 5, 7, 9 and 11, and Sections 6.1, 6.2 (solely with respect to payments that have accrued prior to the effective date of the termination of a Service or portion thereof or to the termination or expiration of this TSA, as applicable, that have remained unpaid), 6.3, 6.4 (for the period specified therein), 6.5, 6.6, 8.4, 8.5, 8.6, 8.7 and 10.2 shall survive any expiration or termination of this TSA.

8.6      Information.    For each Service, in connection with the expiration or termination of the applicable Service Period, if requested by the Purchaser, the Provider shall deliver or cause to be delivered to the Purchaser or its designee, as soon as reasonably practicable, all information received or created for the benefit of the Purchaser or its designee during the Service Period, in electronic and/or hard copy form; provided, however, that (a) the Provider shall not have any obligation to provide or cause to be provided information in any non-standard format and (b) the Purchaser shall reimburse the Provider for its fully-burdened, direct costs in providing information in any format other than in a standard format.

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8.7      Consequences of Expiration or Termination.    Expiration or termination of this TSA (either as a whole or with respect to any Service) for any reason shall not relieve the Parties of any obligation (including any indemnification obligation) incurred prior to such termination.

9.	INDEMNIFICATION.

9.1      Takeda Indemnity.    Takeda shall, from and after the Closing Date, indemnify, defend and hold harmless the Orexigen Indemnitees from and against any and all Losses and Claims, to the extent arising out of or relating to, directly or indirectly: (a) the breach by Takeda of any warranty, representation, covenant or agreement made by Takeda in this TSA, or (b) a Third Party claim arising out of or in connection with (1) the Services rendered, or to be rendered, by Takeda (or its Affiliates or subcontractors) pursuant to this TSA, or (2) the actions or inactions of Takeda (or its Affiliates or subcontractors) in connection with any such Services; in the case of each of subsections (a) and (b) above, except to the extent such Losses or Claims arise directly or indirectly from the negligence, recklessness or willful misconduct of any Orexigen Indemnitee or the breach by Orexigen of any warranty, representation, covenant or agreement made by Orexigen in this TSA or the Separation Agreement.

9.2      Orexigen Indemnity.    Orexigen shall, from and after the Closing Date, indemnify, defend and hold harmless the Takeda Indemnitees from and against any and all Losses and Claims, to the extent arising out of or relating to, directly or indirectly: (a) the breach by Orexigen of any warranty, representation, covenant or agreement made by Orexigen in this TSA, or (b) a Third Party claim arising out of or in connection with (1) the Services rendered, or to be rendered, by Orexigen (or its Affiliates or subcontractors) pursuant to this TSA, or (2) the actions or inactions of Orexigen (or its Affiliates or subcontractors) in connection with any such Services; in the case of each of subsections (a) and (b) above, except to the extent such Losses or Claims arise directly or indirectly from the negligence, recklessness or willful misconduct of any Takeda Indemnitee or the breach by Takeda of any warranty, representation, covenant or agreement made by Takeda in this TSA or the Separation Agreement.

10.	MUTUAL WARRANTIES; DISCLAIMER.

10.1      Mutual Warranties.    Each Party hereby represents and warrants to the other Party, as of the Execution Date and Closing Date, that:

10.1.1    such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this TSA and to carry out the provisions hereof;

10.1.2    execution of this TSA and the performance by such Party of its obligations hereunder have been duly authorized; and

10.1.3    this TSA has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof.

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10.2      Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS TSA OR OTHERWISE DESCRIBED IN A SCHEDULE, ATTACHMENT, EXHIBIT OR ANNEX HERETO OR AS OTHERWISE AGREED BY THE PARTIES, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO ANY OF THE SERVICES.

11.	MISCELLANEOUS.

11.1      Incorporation by Reference.    In addition to the other provisions of the Collaboration Agreement expressly incorporated herein, the provisions set forth in Articles 1 and 13, and Sections 7.9.1, 7.9.2, 7.9.4, 8.8, 11.3, 14.2, 14.3, 14.4, 14.5.1, 14.5.2, 14.5.3 (solely with respect to the last sentence of Section 14.5.3), 14.5.5 (excluding any right to sublicense a right or obligation or grant distribution rights), 14.6, 14.7, 14.8, 14.9, 14.11, 14.12, 14.13 and 14.14 are incorporated herein by this reference thereto and shall apply to this TSA, mutatis mutandis, with references therein to “this Agreement” or the like including references to this TSA and the Separation Agreement.

11.2      Intellectual Property.    Each Party acknowledges that neither it nor any of its Affiliates will acquire any right (including any license rights) in any intellectual property which is owned or licensed by the other Party or any of such other Party’s Affiliates by reason of the provision by or on behalf of such other Party of Services hereunder. Each Party shall not, and shall cause its Affiliates not to, remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by the other Party or any of such other Party’s Affiliates, and each Party shall, and shall cause its Affiliates to, reproduce any such notices on any and all copies thereof.

11.3      Transparency Reporting. Each Party shall be responsible for tracking and reporting transfers of value paid by it or its employees, contractors, or agents pursuant to the requirements of Section 6002 of the Patient Protection and Affordable Care Act, any U.S. state transparency Laws, and any ex-U.S. transparency reporting codes or Laws. For the avoidance of doubt, the Party that pays a Person or a Third Party for an activity that triggers a transparency-reporting obligation shall be the Party that reports the expense to the relevant Regulatory Authorities, irrespective of any later reconciliation of expenses between the Parties.

11.4      Entire Agreement.    This TSA and the Service Schedules, together with the Separation Agreement, the Collaboration Agreement, and the Existing Agreements, constitute the entire agreement among the Parties with respect to the furnishing of Services and supersede all other prior and contemporaneous agreements, understandings and negotiations, both written and oral, between the Parties with respect to the furnishing of Services. In the event there is any inconsistency or conflict between a provision of this TSA or the Services Schedules and the Separation Agreement or the Collaboration Agreement, the provisions of this TSA or the Services Schedules, as applicable, shall control.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this TSA to be executed by their respective duly authorized officers effective as of the Execution Date.

OREXIGEN THERAPEUTICS, INC.	TAKEDA PHARMACEUTICAL COMPANY LIMITED

BY:	BY:
NAME: Michael A. Narachi	NAME: Christophe Weber
TITLE: President & CEO	TITLE: President and Chief Executive Officer
DATE:	DATE:

BY:
NAME: Thomas Lynch
TITLE: EVP, General Counsel & Secretary
DATE:

Signature Page of TSA Agreement

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EXHIBIT A

TAKEDA CODED PRODUCT

TAKEDA CODED PRODUCT	NDC
120 TABLET, FILM COATED, EXTENDED RELEASE in 1 BOTTLE	64764-890-99

Exhibit to TSA Agreement

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EXHIBIT B

SERVICES SCHEDULES

Exhibit to TSA Agreement

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EXHIBIT C

REQUESTED SERVICE

Provider:

Provider Contact:

Purchaser:

Purchaser Contact:

TSA Number:

TSA Title:

Service Description:

TSA Fee:

Beginning of Service:

Service Period:

Termination Notice Period:

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EXHIBIT 4

DOMAIN NAMES

1.	www.contravehcp.com

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EXHIBIT 5

PRESS RELEASE

Orexigen and Takeda Jointly Announce Orexigen’s Acquisition of

All Rights to CONTRAVE® in United States

Acquisition provides Orexigen ownership of CONTRAVE in nearly all major global markets

Takeda Moves to Strengthen Focus on Recent Launches

San Diego, CA and Deerfield, Ill., and Osaka, Japan, [MONTH] [X], 2016 – Orexigen Therapeutics, Inc. (Nasdaq: OREX) and Takeda Pharmaceuticals U.S.A., Inc., a wholly-owned subsidiary of Takeda Pharmaceutical Company Limited (TSE:4502) (collectively “Takeda”), today announced they have agreed to terminate the Amended and Restated Collaboration Agreement for CONTRAVE® (naltrexone HCl / bupropion HCl), the market leading national branded prescription treatment option for certain overweight and obese adults for chronic weight management. Completion of the transaction is subject to the parties’ receipt of clearance under the Hart-Scott-Rodino Antitrust Improvement Act (“HSR Act”).

CONTRAVE along with diet and exercise is an important treatment option for overweight and obese adults. Orexigen and Takeda are committed to working together to ensure a successful transition of development and commercialization efforts for CONTRAVE. Following closing of this transaction, the parties have agreed to a 180-day transition period, during which time Takeda will continue to commercialize CONTRAVE in the United States. Orexigen believes acquiring the U.S. rights to CONTRAVE will greatly increase long-term corporate profitability and creates multiple paths to greater value creation for its shareholders.

Takeda will increase its promotional resources and support towards recent launches in the inflammatory bowel disease and major depressive disorder areas. This transaction will not change Takeda’s consolidated results forecast for fiscal year 2015.

About CONTRAVE

CONTRAVE, approved by the United States Food and Drug Administration in September 2014, is indicated for use as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese), or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related

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comorbid condition (e.g., hypertension, type 2 diabetes mellitus or dyslipidemia).

The exact neurochemical effects of CONTRAVE leading to weight loss are not fully understood. CONTRAVE has two components: naltrexone, an opioid antagonist, and bupropion, a relatively weak inhibitor of the neuronal reuptake of dopamine and norepinephrine. Nonclinical studies suggest that naltrexone and bupropion have effects on two separate areas of the brain involved in the regulation of food intake: the hypothalamus (appetite regulatory center) and the mesolimbic dopamine circuit (reward system).

Four 56-week multicenter, double-blind, placebo-controlled Phase 3 clinical trials were conducted to evaluate the effect of CONTRAVE in conjunction with lifestyle modification in 4,536 subjects randomized to CONTRAVE or placebo. The most common adverse reactions (greater than or equal to5 percent) seen in patients taking CONTRAVE included nausea, constipation, headache, vomiting, dizziness, insomnia, dry mouth, and diarrhea.

Important Safety Information for CONTRAVE (naltrexone HCl and bupropion

HCl) 8 mg/90 mg extended-release tablets

CONTRAVE can cause serious side effects of suicidal thoughts or actions. CONTRAVE contains bupropion HCl which has caused some people to have suicidal thoughts or actions or unusual changes in behavior, whether or not they are taking medicines used to treat depression. Bupropion may increase suicidal thoughts or actions in some children, teenagers, and young adults within the first few months of treatment. If you already have depression or other mental illnesses, taking bupropion may cause it to get worse, especially within the first few months of treatment.

Stop taking CONTRAVE and call a healthcare provider right away if you, or your family member, have any of the following symptoms, especially if they are new, worse, or worry you: thoughts about suicide or dying; attempts to commit suicide; depression; anxiety; feeling agitated or restless; panic attacks; trouble sleeping (insomnia); irritability; aggression, anger, or violence; acting on dangerous impulses; an extreme increase in activity and talking (mania); other unusual changes in behavior or mood.

While taking CONTRAVE, you and your family members should pay close attention to any changes, especially sudden changes, in mood, behaviors, thoughts, or feelings, and tell your healthcare provider.

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CONTRAVE has not been studied in and is not approved for use in children under the age of 18.

Do not take CONTRAVE if you have uncontrolled high blood pressure; have or have had seizures; use other medicines that contain bupropion such as WELLBUTRIN, WELLBUTRIN SR, WELLBUTRIN XL, and APLENZIN; have or have had an eating disorder called anorexia or bulimia; are dependent on opioid pain medicines or use medicines to help stop taking opioids such as methadone or buprenorphine, or are in opiate withdrawal; drink a lot of alcohol and abruptly stop drinking; use medicines called sedatives (these make you sleepy), benzodiazepines, or anti-seizure medicines and you stop using them suddenly, as these may increase your chance of having a seizure; have taken medicines called monoamine oxidase inhibitors (MAOIs), including linezolid, within the last 14 days; are allergic to any of the ingredients in CONTRAVE; are pregnant or planning to become pregnant. Tell your healthcare provider right away if you become pregnant.

Tell your healthcare provider about all of your medical conditions, especially: depression or other mental illnesses; attempted suicide; seizures; head injury; tumor or infection of brain or spine; low blood sugar or low sodium; liver or kidney problems; high blood pressure; heart attack, heart problems, or stroke; eating disorder; drinking a lot of alcohol; prescription medicine or street drug abuse; are 65 or older; diabetes; breastfeeding.

Tell your healthcare provider about all the medicines you take, including prescription and over-the-counter medicines, vitamins, and herbal supplements.

Swallow CONTRAVE tablets whole. Do not cut, chew, or crush CONTRAVE tablets. Do not take

CONTRAVE with high-fat meals. It may increase your risk of seizures. Take CONTRAVE exactly as prescribed.

CONTRAVE may cause serious side effects, including:

Seizures. There is a risk of having a seizure when you take CONTRAVE. The risk is higher in people who: take higher doses of CONTRAVE; have certain medical conditions; take CONTRAVE with certain other medicines. Do not take any other medicines while you are taking CONTRAVE unless your healthcare provider has said it is okay. If you have a

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seizure, stop taking CONTRAVE, tell your healthcare provider right away, and do not take CONTRAVE again.

Risk of opioid overdose. Do not take large amounts of opioids, including opioid-containing medicines, such as heroin or prescription pain pills, to try to overcome the opioid-blocking effects of naltrexone.

This can lead to serious injury, coma, or death. Get emergency medical help right away if you have trouble breathing; become drowsy with slowed breathing; have slow, shallow breathing; or feel faint, dizzy, or confused.

Sudden opioid withdrawal. Do not use any type of opioid (must be opioid-free) including street drugs, prescription pain medicines (including tramadol), cough, cold, or diarrhea medicines that contain opioids, or opioid-dependence treatments, buprenorphine, or methadone, for at least 7 to 10 days before starting CONTRAVE. This may cause you to have sudden symptoms of opioid withdrawal, which can be severe and may require hospitalization. Tell your healthcare provider you are taking CONTRAVE before a medical procedure or surgery.

Severe allergic reactions. Stop taking CONTRAVE and get medical help immediately if you have any signs and symptoms of severe allergic reactions: rash, itching, hives, fever, swollen lymph glands, painful sores in your mouth or around your eyes, swelling of your lips or tongue, chest pain, or trouble breathing.

Increases in blood pressure or heart rate. Your healthcare provider should check your blood pressure and heart rate before and during CONTRAVE treatment.

Liver damage or hepatitis. Stop taking CONTRAVE if you have any symptoms of liver problems: stomach area pain lasting more than a few days, dark urine, yellowing of the whites of your eyes, or tiredness. Your healthcare provider may need to stop treatment if you get signs or symptoms of a serious liver problem.

Manic episodes. CONTRAVE can cause some people who were manic or depressed in the past to become manic or depressed again.

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Visual problems (angle-closure glaucoma). Signs and symptoms may include: eye pain, changes in vision, swelling or redness in or around the eye. Talk with your doctor to find out if you are at risk.

Increased risk of low blood sugar (hypoglycemia) in people with type 2 diabetes mellitus who also take medicines to treat their diabetes (such as insulin or sulfonylureas). Check your blood sugar before and during CONTRAVE treatment.

The most common side effects of CONTRAVE include nausea, constipation, headache, vomiting, dizziness, trouble sleeping, dry mouth, and diarrhea.

These are not all the possible side effects of CONTRAVE. Tell your healthcare provider about any side effect that bothers you or does not go away.

Talk to your doctor or healthcare professional. Please see accompanying full Prescribing Information and Medication Guide for CONTRAVE.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1-800-FDA-1088.

CONTRAVE® is a trademark of Orexigen Therapeutics, Inc. registered with the U.S. Patent and Trademark Office and used under license by Takeda Pharmaceuticals America, Inc. All other trademarks are the property of their respective owners.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. Orexigen developed CONTRAVE® (naltrexone HCI and bupropion HCI extended-release), which is approved in the United States and is being commercialized there by the company’s U.S. partner, Takeda Pharmaceuticals. In Europe, the drug has been approved under the brand name Mysimba™ (naltrexone HCI/bupropion HCI prolonged release). Orexigen’s strategy for CONTRAVE/Mysimba is to pursue marketing authorizations worldwide and pharmaceutical partnerships for global commercialization. Further information about Orexigen can be found at www.orexigen.com.

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About Takeda Pharmaceutical Company

Takeda Pharmaceutical Company Limited is a global, R&D-driven pharmaceutical company committed to bringing better health and a brighter future to patients by translating science into life-changing medicines. Takeda focuses its research efforts on oncology, gastroenterology and central nervous system therapeutic areas. It also has specific development programs in specialty cardiovascular diseases as well as late-stage candidates for vaccines. Takeda conducts R&D both internally and with partners to stay at the leading edge of innovation. New innovative products, especially in oncology and gastroenterology, as well as its presence in emerging markets, fuel the growth of Takeda. More than 30,000 Takeda employees are committed to improving quality of life for patients, working with our partners in health care in more than 70 countries. For more information, visit http://www.takeda.com/news.

Takeda Pharmaceuticals U.S.A., Inc. is located in Deerfield, Ill., and is the U.S. marketing and sales organization of Takeda Pharmaceutical Company Limited.

Additional information about Takeda is available through its corporate website, www.takeda.com, and additional information about Takeda Pharmaceuticals U.S.A., Inc. is available through its website, www.takeda.us.

[Forward-Looking Statements]

Statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the companies’ current beliefs and expectations. These forward-looking statements include statements regarding the intention of Takeda and Orexigen to vigorously enforce the CONTRAVE intellectual property rights. Inclusion of forward-looking statements should not be regarded as a representation by the companies that any of their plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the business, including, without limitation: Orexigen’s reliance on Takeda to vigorously enforce the CONTRAVE intellectual property rights; the potential for a Delaware court to determine that one or more of the patents are not valid or that Actavis’ proposed generic product is not infringing each of the patents at issue; the dispute between Orexigen and Takeda could result in an arbitrator determining that a party is in material breach of the collaboration agreement, require Orexigen or Takeda to pay large sums of money or have other adverse effects on Orexigen or Takeda; Orexigen’s dependence on Takeda to carry out the new CV outcomes trial and the commercialization of CONTRAVE; competition in the obesity market, particularly from existing therapies; the ability to obtain and maintain intellectual property protection for CONTRAVE; additional analysis of the interim results of the Light Study or the additional CV outcomes trial, including safety-related data, may produce negative or

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inconclusive results; the therapeutic and commercial value of CONTRAVE; legal or regulatory proceedings against Orexigen, as well as potential reputational harm, as a result of misleading public claims about Orexigen; and other risks described in Orexigen’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the companies undertake no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission May 8, 2015 and its other reports, which are available from the SEC’s website (www.sec.gov) and on Orexigen’s website (www.orexigen.com) under the heading “Investor Relations.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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Contacts:

McDavid Stilwell

Corporate Communications and Business Development

Orexigen Therapeutics, Inc.

+1-858-875-8629

mstilwell@orexigen.com

David Walsey

BrewLife (Media Contact for Orexigen)

+1-858-617-0772

dwalsey@brewlife.com

Linda Calandra

Corporate Communications

Takeda Pharmaceuticals U.S.A., Inc.

+1-224-554-4321

Linda.calandra@takeda.com

Jeffrey Cross

Corporate Communications

Takeda Pharmaceutical Company Limited

+81-3-3278-3256

Jeffrey.cross@takeda.com

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EXHIBIT 6

ADDITIONAL DOMAIN NAMES

Domain names that redirect to another website or that are not in active use:

1.	www.activatecompletecard.com
2.	www.contravestart.com
3.	www.mycontravestart.com
4.	www.contravenow.com
5.	www.stepstoweightloss.com
6.	www.contravedirectsave.com
7.	www.startdirectsave.com
8.	www.directsavestart.com
9.	www.hcp-treating-obesity.com
10.	www.physicianstreatingobesity.com
11.	www.treatingobesepatients.com
12.	www.hcp-weightlosshelp.com
13.	www.obesityhelp-hcp.com
14.	www.obesityhelp-hcp.net
15.	www.obesitytreatment-hcp.com
16.	www.weightlosstreatmenthcp.com
17.	www.supportobesitytreatment.com
18.	www.weightlosshelp-hcp.com
19.	www.obesitymanagementhcp.com
20.	www.aboutcontrave.com
21.	www.completecard.com
22.	www.helptreatingobesity.com
23.	www.weightloss-aid.net
24.	www.iresolvenow.com

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